Exhibit 10.9
Technology License Agreement

This Technology License Agreement (“Agreement”) is entered into as of December 11, 2009, (the “Effective Date”) by and between:

Cyclone Power Technologies, Inc., a Florida Corporation, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064 USA (“CPT” or “Licensor”)

and

Great Wall Alternative Power Systems Ltd, a company organized under the laws of the British Virgin Islands, and having its offices located at PO Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. (“GWAPS” or the “Licensee”), its operating subsidiary to be established in the People’s Republic of China (the “Sub”, which unless otherwise stated herein, shall be included in the definition of the Licensee), and the guarantors to its duties, responsibilities and obligations, who are named on the signature page hereto (the “Guarantors”).

Recitals

WHEREAS, CPT has developed and patented a heat-regenerative external combustion engine system, which it has full rights and authority to license for applications that include power systems in China; and

WHEREAS, GWAPS wishes to obtain a License for CPT’s engine technology to use with and in power systems to be produced and sold in China subject to the terms and conditions set forth more fully in this Agreement; and

WHEREAS, this Agreement contains: I. Specific License Terms, and II. Standard Terms and Conditions, which together with any Exhibits and Addendums hereto comprise the full agreement of the parties hereto.

NOW THEREFORE, for good and valuable consideration, and subject to the terms, conditions, representations and warranties contained more fully herein, the parties agree as follows:

I. Specific License Terms

Licensed Technology:	CPT’s heat regenerative, Rankine-cycle external combustion engine system (the “Cyclone Engine”). “Licensed Technology” is further defined in Section 1 of the Standard Terms and Conditions.

Licensed Products:
(1) Waste Heat Engine (“WHE”); (2) Mark V Engine; and (3) a 1 Megawatt Engine System, the specifications for which shall be determined at a later date. With respect to the WHE, CPT also licenses to Licensee its designs for its biomass-to-power system (“B-2-P”), solar thermal collectors, steam generators, condensers and other components required for proper operation of the multiple allowed Applications. No other Cyclone Engines or engine systems are currently contemplated and licensed under this Agreement.

Applications:	The Licensee may use the License Products specifically as follows:

WHE: for electrical power generation from biomass combustion, waste heat recovery, and solar thermal collectors (specific note: the solar thermal collectors and WHE associated with this Application may not operate at temperatures above 600F and pressures above approximately 300psi);

Mark V and 1MW: for electric power generation only, and not for any motive power applications, high temperature solar thermal, or any other application not specifically stated in this Agreement.

License Phases:	The License shall be divided into Two Phases for each engine to be developed by Licensee as follows:

-	Phase I: Development and Proof of Concept
-	Phase II: Production and Sales

The scope, key steps, objectives and goals of each of the two Phases are set forth in Exhibit A attached hereto.

With respect to Phase I Licenses, the development timeline shall be further subdivided as follows: Licensee shall commence its ramp-up operations with development of a prototype WHE, for the applications of B-2-P, waste heat recovery or solar thermal electrical generation (as the Licensee subsequently determines based on marketability of such products). Upon the completion by CPT of its initial pre-production prototype Mark V engine in the United States, anticipated to be in mid to late 2010 (such date being a good faith estimate and not a definitive deadline), then at such time and provided Licensee is in good standing under this Agreement and all IP Protocols are in place to the full satisfaction of CPT, Licensor shall deliver to Licensee the design drawings and bill-of-materials for the Mark V to commence development of said engine in China. At such time that the Mark V drawings are delivered to Licensee, Phase I shall commence for that engine project.   In the instance that designs for the Mark V are not able to be exported to China by the end of 2010, the parties shall work together in good faith to develop an alternative engine design to achieve the goals of Licensee to build high efficiency fuel-burning external combustion engines.

Exclusivity:
CPT grants exclusive rights to the Licensee to manufacture and sell the License Products for the specific Applications solely within the Territory for a period of two (2) years from the date of commencement of Phase II for such Licensed Products (as described above), automatically renewable for additional years upon reaching certain annual minimum royalty sales quotas (set forth below).  This renewal provision will remain in effect for the Term of the Agreement.

Quotas:
Reasonable and mutually agreeable sales minimums (“Sales Quotas”) to extend exclusivity rights will be determined prior to commencement of Phase II of License, and included as an Addendum to this Agreement. Phase II shall not commence until such Sales Quotas are agreed.

Territory:
People’s Republic of China (which shall include Hong Kong and Macao, but exclude Taiwan). Except as otherwise agreed, all production, distribution and sales (especially in Phase II) shall be made within the Territory and not made for export.

To the extent that Licensee successfully builds a pre-production B-2-P system using the WHE in its Phase I for this Licensed Product, the parties may in good faith expand the territory for such Licensed Product on a non-exclusive basis to other countries and territories.

Term:
Phase I (for each engine): 12 months with one (1) six (6) month renewal period (no additional Development Fees required for this extension)
Phase II: 10 years with two (2) five (5) year renewal periods

License Fees:
Licensee will pay US$125,000 for the Phase I License rights (“Development License Fee”), US$25,000 of which has been paid prior to the date hereof and shall constitute a deposit on the Mark V engine design delivery, US$62,500 to be paid upon the signing of this License for delivery of the WHE designs, and US$37,500 to be paid prior to delivery to Licensee of the Mark V engine designs.  All Development License Fees once paid to Licensor are non-refundable; provided however, if the Mark V engine designs cannot be delivered to Licensee by the end of 2010, or an alternative engine design cannot be agreed upon, then the initial $25,000 deposit shall be returned to Licensee or credited toward Royalties or Licensee Fees then due to Licensor.

Upon successful completion of the Phase I development process, as agreed in the reasonable determination of both parties, and provided Sales Quotas and Royalties have been agreed by both parties, the License will automatically convert into a Phase II Production License for the specified Application for production, sales and distribution in the Territory upon the payment of an additional License Fee of US$400,000 (“Production License Fee”), which shall be broken down as follows: (1) $100,000 when the WHE Licensed Products are ready to enter into Phase II, and (2) $300,000 when the Mark V is ready to enter into Phase II of this License. No Licensed Products may be distributed or sold in Phase I of this License.  The entry into Phase II with respect to one Licensed Product will not guaranty entry into Phase II for other Licensed Products – Licensee must be in good standing under this Agreement and all pre-conditions specifically set forth herein (if applicable) must be met for each specific Licensed Product.

3

If Licensee chooses to produce a 1 Megawatt Engine, then prior to commencement of the initial prototype production (Phase I), the parties will determine in good faith the engineering and consulting services required of CPT to complete the project, and will agree to reasonable compensation for such services which should not exceed $250,000 for consultation and assistance in preparation of technical drawings and specifications. Additional development fees may apply to different sized Cyclone Engines to be developed for the Licensee, or different Applications, in the future.  These fees will be negotiated in good faith at the appropriate time.

Royalty:
No Royalty will be owed on Phase I prototype Engines; however, for all prototypes that Licensee creates it shall also provide to CPT duplicate, made-in-China parts to allow CPT to build at least one such prototype engine in the United States using Licensee’s parts.

Royalties for Phase II Production will be determined prior to commencement of Phase II of the License for that Licensed Product and included as an Addendum to this Agreement. Royalties shall be reasonable and mutually agreeable by the parties.

Manufacturing:
CPT shall have the right to review and reasonably approve prior to consummation all sublicenses, OEM, outsourced manufacturing, private labeling or other agreements which could expose any CPT IP to third parties. Licensee shall have the right to undertake sales and marketing partnerships as necessary to achieve market penetration, provided Licensee assures CPT that sales and distribution through such third parties shall be contained to the Territory. As part of its IP Protocols, CPT shall have the right to inspect and audit any of Licensee’s or its contractors’ manufacturing or distribution facilities at any reasonable time.

Specific IP
Provisions:
In addition to the intellectual property protections set forth in the Standard Terms and Conditions of this Agreement, License will structure an Intellectual Property program to protect the integrity of CPT’s Licensed Technology (the “IP Protocols”), which shall be guaranteed by the Guarantors. The IP Protocols will be patterned on a controlled access aerospace program, and will be monitored and audited by a Chinese law firm (or other professional 3rd party) retained by CPT, for which Licensee shall reimburse CPT its reasonable expenses for quarterly IP auditing retainers. Such quarterly fees shall be invoiced to Licensee and paid on presentment.  Key components of the IP Protocols are provided as Exhibit B attached hereto.

Licensee and Licensor shall cooperate to have this License translated into Chinese and recorded before the Chinese Patent Office. Licensee shall pay the costs for the language translation.
CPT Contacts:

Technology:	Harry Schoell, CEO, Tel: 954-943-8721, Harry@cyclonepower.com

Operational:	Frankie Fruge, COO, Tel: 954-943-8721, Frankie@cyclonepower.com

Legal:	Christopher Nelson, Esq., Tel: 305-439-5559, Chris@cyclonepower.com

GWAPS Contacts:

Technology:                                Keith Mcdade, thunderusa@hotmail.com

Operational:                                 Zhao Shan, CEO +86 13910386900, shanz@gwresort.com

Legal/Finance/Service of Process:   Robert Devine, MD +86 13911182818, ridevine@gmail.com

[End of Specific License Terms]

II.Standard Terms and Conditions

1.           Grant of License

1.1           Licensor grants to Licensee a non-transferable license to use the Licensed Technology to develop, manufacture or have manufactured the Licensed Products for the specific Applications to be used and sold in the Territory set forth in the Specific License Terms (the “License”). Licensee may not manufacture or have manufactured the License Products for uses other than the Applications, or for use or sale outside the Territory.  This License is divided into two Phases, whereby Phase I relates solely to the technological development of the Licensed Products and Phase II relates to the production and commercial sale of the Licensed Products. Licensee may only use the Licensed Technology for the express purposes provided in the Specific License Terms during each of the two Phases.

1.2           With the exception of the PRC Sub to be established by GWAPS, this License may be transferred or sublicensed to a third party solely upon the prior written consent of the Licensor, which consent may be withheld at Licensor’s sole and absolute discretion. This License will automatically expire upon termination of this Agreement.

1.3           The definition of “Licensed Technology” in the Specific License Terms shall be further defined to mean: Licensor’s proprietary technology related to its heat regenerative, external combustion engine and shall include any information, inventions, innovations, discoveries, improvements, ideas, know-how, show-how, developments, methods, designs, reports, charts, drawings, diagrams, analyses, concepts, technology, records, brochures, instructions, manuals, programs, manufacturing techniques, expertise, inventions whether or not reduced to practice or the subject of a patent application, test-protocols, test results, descriptions, parts lists, bills of materials, documentation whether in written or electronic format, prototypes, molds, models, assemblies, and any similar intellectual property and information, whether or not protected or protectable by patent or copyright, any related research and development information, inventions, trade secrets, and technical data in the possession of Licensor that is useful or is needed in the design or manufacture of the Licensed Products and that the Licensor has the right to provide to Licensee and has so provided to Licensee.  This includes without limitation, U.S. Patent #7,080,512, entitled Heat Regenerative Engine, Chinese Patent #: ZL 2005 8 0030436.4, other patents pending US and foreign, all patents that may issue under this patent application and their divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions, as well as certain research and development information, inventions, know-how, and technical data that relate to and/or are disclosed in said patent application, and any other patent applications, patents divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions that may issue or be filed that relate to said Licensed Product and/or said patent application.

1.3           The Term of this License is set forth in the Specific License Terms, and will take effect on the Effective Date and will continue in force and effect unless at least 120 days prior to the expiration of the initial or any renewal/additional term, as the case may be, either party gives written notice to the other party hereto that such renewal is not to occur. If such notice is given, this Agreement will terminate at the end of the then current term and all rights and licenses under this Agreement will revert to Licensor at the end of the current term.

2.           License Fees and Royalty

2.1           Licensee will pay to Licensor the License and Development Fees set forth in the Specific License Terms.

2.2           Licensee will pay to Licensor the Royalties at the rate and on the schedules specified in the Specific License Terms, or any Addendums or Amendments. Royalties shall be due quarterly on the 15th day following the end of each fiscal quarter, for sales made in the previous three-month period. All Royalties shall be paid in immediately available U.S. funds.

2.3           If Royalties paid to Licensor in any given fiscal quarter are less than 10% of the total royalty Sales Quota required for that entire year to maintain exclusivity, as will be attached hereto in Addendum or Amendment, Licensor may require Licensee to pay the royalty Sales Quota on a quarterly basis (calculated by the total Sales Quota for that year, divided by 4, and multiplied by the highest applicable Royalty rate).

2.4           If Licensor does not receive from Licensee the full amounts due on or before the day upon which such amounts are due and payable, such outstanding amounts will thereafter bear interest until payment at the maximum rate permissible by applicable law, but in no event to exceed 18% per annum.  Amounts received by Licensor will first be credited against any unpaid interest and accrual of such interest will be in addition to and without limitation of any and all additional rights or remedies that Licensor may have under this Agreement or at law or in equity.  Licensee agrees to pay all reasonable expenses in connection with the collection of any late payment. Until such time that the Licensee has provided two (2) years of Phase II Royalties to Licensor, or Licensee has over US$1,000,000 in verifiable assets, whichever is sooner, Guarantors will guarantee all payments to Licensor under this Agreement. Such timeframe shall not limit Guarantors’ liability for failure to protect Licensor’s IP due to their negligence or misconduct.

3.           Reports and Audit.

3.1           Licensee will provide Licensor with a written report with each Royalty payment detailing the units manufactured and units sold in the previous three-month period, and the calculation of Royalties owed, including any Sales Quota calculations.

3.2           Licensor (or its authorized representative) may, upon reasonable notice and during Licensee's normal business hours, enter Licensee's premises for the purposes of auditing any and all books of account, documents, records, papers and files relating to Licensee's manufacture and sale/use of the Licensed Products ("Licensee Documents"). Licensee Documents will be made available to Licensor (or its authorized representative) solely for such auditing purpose.  Licensor will bear the expense of any such audit unless such audit reveals that royalties and fees paid by Licensee pursuant to this Agreement for any payment period are less than 90% of what should have been paid by Licensee. In such event the costs of the audit, including any required travel, will be borne by Licensee, in addition to and without limitation of any other rights or remedies Licensor may have. Prompt payment of any amounts found due and owing Licensor, including audit fees and expenses due Licensor under this Section, will be made by Licensee.

4.           Representations and Warranties.

4.1           Licensor represents and warrants to Licensee that Licensor is the lawful owner of the Licensed Technology, that Licensor has the right to grant the License to Licensee hereunder, and that to the best of the Licensor’s knowledge, the Licensed Technology is complete, error-free, valid, and capable of accomplishing contracted technical objectives; however, both parties acknowledge that the Licensed Technology is still in developmental stages and subject to improvement and advancement

4.2           Licensor represents and warrants that Licensor is not involved in any suits, litigation or other claims contesting the validity or ownership of any of the Licensed Technology, the Patents or Patent applications, and knows of no such claims at this time pending or anticipated. Licensor represents to Licensee that it has received patent protection for the Licensed Technology in China, and knows of no claims of infringement against said patent.

4.3           THIS SECTION IS LICENSOR’S ONLY WARRANTIES CONCERNING THE LICENSED TECHNOLOGY AND PATENTS, AND IS MADE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.

4.4           Licensee and Licensor each represent and warrant to the other that:

4.4.1	It has full power and authority to enter into this Agreement;

4.4.2
Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a violation or breach of the warranting party’s constituent documents or violate, conflict with, result in any breach of any material provisions of or constitute a default under any other contract or commitment made by it, any law, rule or regulation, or any order, judgment or decree, applicable to or involving it.

4.4.3
It will comply with all applicable international, federal, state and local laws, regulations or other requirements, and agrees to indemnify the other party against any liability arising from its violation of or noncompliance with laws or regulations while using the Licensed Technology.

4.4.4
No order, consent, filings or other authorization or approval of or with any court, public board or governmental body is required for the execution, delivery and performance of this Agreement by it; except this Agreement shall be translated and filed with the Chinese Patent Office or other appropriate governmental authorities in PRC upon execution hereof.

4.5           Licensee represents to Licensor that neither it nor its affiliated companies or equity partners are currently or previously involved in any litigation or threatened litigation concerning patent infringement, unauthorized use of intellectual property, breach of a license agreement, or other similar claims.

4.6           Licensee represents to Licensor that no events specific to Licensee have occurred, or to its knowledge are pending, that have impaired or may impair materially the financial condition or viability of the Licensee, or otherwise make the performance of its financial and operational duties hereunder impossible or impractical.

5.           Identification of Infringers

5.1           Licensee will, without delay, inform Licensor of any infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim (collectively, an “Infringement”) by a third party with respect to the Licensed Products and/or the Licensed Technology in the Territory, and will provide Licensor with any evidence available to Licensee of such Infringement. Licensee acknowledges and agrees that Licensor, in its sole and absolute discretion, will decide what action should be taken with respect to any such disclosed Infringement, whether or not litigation should be pursued against an alleged infringer, the jurisdiction in which any such litigation should be pursued, whether or not litigation should be settled or pursued to final resolution against an alleged infringer, and the terms of settlement.

5.2           Licensee agrees that it shall be responsible to contribute to the costs of all enforcement to protect the Licensed Technology from Infringement in the Territory and shall contribute to all expenses incurred in any action Licensor decides should be taken to protect the Licensed Technology from Infringement in the Territory (“Infringement Action”), including all attorney, paralegal, accountant or other professional fees from the notice of such Action through all trial and appellate levels. Contribution shall be limited to US$100,000 unless otherwise agreed by the parties; provided however, if the Licensee is shown to be responsible for the Infringement because of a breach of its IP Protocols or another provision of this Agreement, then there shall be no contribution limits. Licensee will be fully consulted on any legal action to be taken with respect to an Infringement Action for which they are responsible for contribution.  The parties shall fully cooperate with each other and provide all advice and assistance reasonably requested by each other in pursuit of such Infringement matters.

5.3           Licensee and its Guarantors shall be liable for any Infringement perpetrated or caused by any of its employees, agents, contractors, sub-licensees, manufacturers, or other parties to whom it shares any Confidential Information relating to the Licensed Technology if Licensee fails to comply completely and fully with its IP protection protocols, as determined by the Licensor’s IP auditor, or is otherwise negligent or acts wrongfully in the protection of Licensor’s Confidential Information. Licensee shall require all such third parties to sign a confidentiality and invention assignment agreement drafted by Licensee’s IP experts in China and approved by Licensor. Licensee shall provide copies of such agreements, translated into English, to the Licensor. Failure to comply with this provision shall be deemed a material breach of this Agreement.

5.4           Licensee has conducted an independent search and evaluation of the Licensor’s patent(s) in the Territory, and has satisfied itself as to the validity of such intellectual property. Under the Unified Contract Law, Licensee hereby waives any action or claim for indemnification from Licensor in the instance any party claims infringement against Licensee or Licensor for use of the Licensed Technology or manufacture and sale of the Licensed Products.

5.5           Each party will execute all necessary and proper documents, take such actions as is reasonably necessary to allow the other party to institute and prosecute such Infringement Actions and will otherwise use its commercially reasonable efforts to cooperate in the institution and prosecution of such actions.  Each party prosecuting any such infringement actions will keep the other party reasonably informed as to the status of such actions. Any award paid by third parties as a result of such an Infringement Action (whether by way of settlement or otherwise) will be applied first to reimburse the parties for all costs and expenses incurred by the parties with respect to such action on a pro rata basis in relation to the amount of costs and expenses so incurred by such party and, if after such reimbursement any funds will remain from such award, the parties will allocate such remaining funds between themselves in the same proportion as they have agreed in writing to bear the expenses of instituting and maintaining such action.

6.           Improvements

6.1           Licensee will timely inform Licensor, in writing, of any improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology, and the purpose(s) therefor, made by Licensee. Besides the royalty Licensee pays to Licensor, as further consideration, any and all such improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology made by Licensee (“Improvements”) shall become the property of Licensor, and Licensee hereby assigns all of its right, title and interest in and to such Licensee Improvements to Licensor regardless if developed or invented by Licensee or Licensor or any of their employees or affiliates.  Further, as part of this consideration, Licensor will own the entire right, title and interest in any and all patent applications resulting from or relating to any and all improvements and/or modifications to the Licensed Products or the Licensed Technology, whether filed in the United States, China or other countries, related to said improvements and/or modifications; and in and to any and all patents which may be issued/granted on any and all said applications and any and all reissues thereof.

6.2           Any Improvements made to the Licensed Technology by Licensee or any of its agents, contractors, manufacturers, or sub-licensees, and assigned to Licensor, shall be made part of this License and Licensee shall have the right to make use of, manufacture and sell such Improvements with the Licensed Products. Licensor shall also include in this License all improvements it makes independently to the Licensed Products, or that are made by other licensees and assigned back to Licensor – as such improvements to the Licensed Technology are include in its Section 1.3 definition.

6.3           Licensee covenants and agrees for itself and for its successors and assigns that, at Licensor’s request, it will cause to be executed and delivered any applications, affidavits, assignments, and other instruments as may be deemed necessary or desirable to secure for or vest in Licensor, its successors, legal representatives, or assigns, all right, title, and interest in and to any application, patent, or other right or property covered by this Section, including the right to apply for and obtain patents in foreign countries under the provisions of the International Convention; and Licensee hereby requests and authorizes all such patent offices to issue any and all patents granted on the Improvements, all divisions, reissues, and continuations thereof to Licensor as owner of the entire right, title, and interest in and to the same, and authorize appropriately empowered officials of foreign countries to issue any letters patent granted on any patents and all divisions, reissues, and continuations thereof to Licensor as owner of the entire right, title, and interest in and to the same.

6.4           Licensor has and will continue to have sole and absolute discretion to make decisions with respect to the procurement and prosecution of the patents and patent applications for the Licensed Technology, including the right to abandon any such patent application, provided such abandonment does not materially affect the Licensee. Licensee agrees and acknowledges that the IP licensed and delivered to Licensee hereunder includes vast amounts of know-how, trade secrets, opportunities, and other property that may not be specifically covered under any patent, and therefore, Licensor’s abandonment of or any failure to obtain or maintain an issued patent originating from any of the patents or patent applications will not relieve or release Licensee from its obligation to pay the License Fees and Royalty provided in this Agreement. Similarly, a holding or decision by a court of law that any such issued patent is invalid or unenforceable will not relieve or release Licensee from its obligation to pay the License Fees or Royalty provided in this Agreement. If any of such events occur, Licensee must continue to pay any License Fees and Royalty due during the Term.

6.5           Licensee will not contest the validity or enforceability of any patents that issue from or as a result of any of the patents or patent applications for the License Technology or any continuations, divisionals or continuations-in-part of such applications.  Licensee will not assert as a defense in any litigation with respect to Licensed Products that any patents that issue from or as a result of any of the patent applications (including any continuations, divisionals or continuations-in-part of such applications) are invalid or unenforceable.

7.           Default

7.1           If Licensee is in default of any material obligation under this Agreement, then Licensor may give written notice thereof to Licensee.  If within 60 days after the date of such notice such default is not cured, then this Agreement will automatically terminate at the discretion of the Licensor and all rights and licenses under this Agreement will revert to Licensor.

7.2           This Agreement will terminate immediately if Licensee is dissolved or liquidated.  This Agreement will also terminate immediately absent an adequate written assurance of future performance if: (i) any bankruptcy or insolvency proceedings under any federal or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, is properly commenced by or against Licensee; or (ii) Licensee becomes insolvent, is unable to pay debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or (iii) a trustee or receiver is appointed for any or all of Licensee’s assets; or (iv) Licensee or any of its assets are expropriated by any government authority, any permit or license to conduct business or own its assets is revoked, or any similar action of the government make Licensee’s performance under this Agreement impractical in the Licensor’s reasonable judgment.

7.3           Immediately after the expiration or termination of this Agreement for any reason:

(a)           All rights of Licensee granted hereunder will terminate and automatically revert to Licensor, and Licensee will discontinue all development or manufacturing of the Licensed Technology and will no longer have the right to develop, manufacture, or sell the Licensed Technology or any variation or simulation thereof for any purpose whatsoever; provided however, should the continuation of the sale of the Licensed Products in the Territory be required by any governmental authority, Licensor shall make such arrangements to continue such sales as may be deemed in the public welfare.

(b)           Licensee will be permitted to sell and dispose of its remaining inventory of Licensed Products on hand or in process on the date of such termination or expiration, for a period of ninety (90) days following the date of such expiration or termination (the “Sale Period”). Licensee expressly agrees that it will not market or sell any Licensed Product after the end of the Sale Period;

(c)           All sums owed by Licensee to Licensor will become due and payable immediately;

(d)           Licensee will not following expiration or termination of this Agreement use Confidential Information to manufacture or sell Licensed Products anywhere in the world; and

(e)           Licensee retains no rights whatsoever to any of Licensor’s Licensed Technology.

7.4           Notwithstanding the foregoing, or any other provisions of this Agreement to the contrary, Sections 4, 5, 6 and 9 will survive the expiration or termination of this Agreement, and shall be guaranteed by the Guarantors.

8.           Risk of Loss

8.1           To the extent applicable in the Territory, Licensee will acquire and maintain at its sole cost and expense throughout the term of this Agreement, and for a period of five (5) years following the termination or expiration of this Agreement, Comprehensive General Liability Insurance, including product liability, advertiser’s liability (1986 ISO form of advertising injury rider), contractual liability and property coverage, including property of others, (hereinafter collectively, “Comprehensive Insurance”) underwritten by an insurance company qualified to cover liability associated with activities in the Territory of this Agreement. This insurance coverage will provide liability protection with reasonable and adequate limits for personal injury and property damage including products/completed operations coverage (on a per occurrence basis) with Licensor named as an additional insured party on the general liability coverage and as loss payee on the property coverage, and the policy will purport to provide adequate protection for Licensee and Licensor against any and all claims, demands, causes of action or damages, including attorney’s fees, arising out of this Agreement including, but not limited to, any alleged defects in, or any use of, the Licensed Products or the Licensed Technology. Licensee will furnish to Licensor certificates issued by the insurance company(ies) setting forth the amount of the Comprehensive Insurance, the policy number(s), the date(s) of expiration, and a provision that Licensor will receive thirty (30) days written notice prior to termination, reduction or modification of the coverage. Licensee’s purchase and maintenance of the Comprehensive Insurance or furnishing of the certificates of insurance will not relieve Licensee of any of its obligations or liabilities under this Agreement.

8.2           In the event of cancellation of any insurance required to be carried by Licensee under this Agreement, Licensor will be notified thirty (30) days prior to cancellation of same.  Additionally, notwithstanding anything else to the contrary, in the event Licensee’s insurance is canceled and replacement Comprehensive Insurance meeting the requirements set forth above is not in place, then Licensor will have the right to terminate this Agreement.

8.3           Licensee, as the manufacturer of the Licensed Products, assumes sole responsibility for any commitments, obligations, or representations made by it in connection with the use of the Licensed Products and Confidential Information to manufacture, sell, market or advertise the Licensed Products, and Licensor will have no liability to Licensee, or any third parties, with respect to injury or damage caused by or resulting from the use of the Licensed Products, Licensed Technology and/or Confidential Information by Licensee, its agents, employees, or customers.

8.4           Licensee and its Guarantors agree to indemnify, defend and hold harmless Licensor, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to Licensee’s use, sale, manufacture, importation, offer to sell, distribution, disposal of, operation, etc. of the Licensed Products and/or attributable to Licensee’s use of the Licensed Technology and/or Licensee’s performance or breach of this Agreement. This indemnity provision will survive the expiration or termination of this Agreement.

8.5           All of Licensee’s contracts, if any, with any person relating or pertaining to the Licensed Products will notify all such parties that Licensor has no such liability and will further include all such parties’ acknowledgment and agreement that Licensor is excluded from any and all such liability.

8.6           Licensee acknowledges that Licensor’s liability for direct damages arising out or related to Licensee’s use, sale, manufacture, importation, offer to sell, distribution, disposal of, operation, etc. of the Licensed Product regardless of the form of action (i.e., whether in contract or tort), including claim of infringement by Licensee on another party’s intellectual property, will not exceed the Fees and Royalties paid by Licensee to Licensor. Licensor expressly disclaims any right or obligation to indemnify Licensee in the instance of any patent infringement claims against Licensee.

8.7           LICENSEE ACKNOWLEDGES THAT IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGE, LOSS OR EXPENSE, EVEN IF LICENSOR HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

9.           Confidentiality

9.1           Confidential Information means information in oral and/or written form that (a) relates to the Licensed Technology, including, without limitation past, present and future research, development, business activities, products, and services, and (b) has been identified, either orally or in writing, as confidential by either party. Confidential Information shall also mean information provided by either of the parties to the other regarding its technology, systems engineering, business and marketing plans, and any other materials identified, either orally or in writing.

9.2           The receiving party may use the Confidential Information only for the purpose of producing the Licensed Products or as otherwise indicated or contemplated by this Agreement. The receiving party will not, at any time, use the Confidential Information in any other fashion, form, or manner for any other purpose.

9.3           With respect Licensor’s information in particular, Licensee agrees not to disclose the Confidential Information in any manner to anyone other than persons within its organization who have a need to know for the purpose set forth above and who have acknowledged in writing the obligations hereunder and have agreed to abide by the terms hereof, copies of which shall be provided to Licensor. Licensee and its Guarantors, jointly and severally, shall be liable for the misuse of any Confidential Information provided to any third party if Licensee has violated any IP Protocols in any manner, or otherwise has acted negligently or wrongfully.

9.4           Any Confidential Information in whatever form is the property of the disclosing party and will remain so at all times. The receiving party may not copy any Confidential Information for any purpose without the express prior written consent of the disclosing party, and if consent is granted, any such copies will retain such proprietary rights notices as appear on the original thereof.  Any copies of the Confidential Information that the disclosing party may have permitted the other party to make, or other written materials incorporating Confidential Information, will be the sole property of the disclosing party and must be returned to it or destroyed upon the first to occur of (a) termination or expiration of this Agreement or (b) request by the disclosing party.

9.5           Nothing in this Section will prohibit or limit the receiving party’s use of information it can demonstrate is: (i) previously known to the receiving party, (ii) independently developed by the receiving party, (iii) acquired by the receiving party from a third party not under similar nondisclosure obligations to the disclosing party, or (iv) which is or becomes part of the public domain through no breach by the receiving party of this Agreement.

9.6           The receiving party acknowledges that the Confidential Information disclosed and/or made available to it hereunder is owned solely by the disclosing party and that the threatened or actual breach of this Agreement would cause irreparable injury to the disclosing party, for which monetary damages would be inadequate. Accordingly, the receiving party agrees that the disclosing party is entitled to an immediate injunction enjoining any such breach or threatened breach of this Agreement.  The receiving party agrees to be responsible for all costs, including but not limited to attorneys’ fees, incurred by the disclosing party in any action enforcing the terms of this Section.

9.7           The receiving party will promptly advise the disclosing party in writing of any unauthorized use or disclosure of Confidential Information of which the receiving party becomes aware and will provide all possible assistance to the disclosing party to terminate such unauthorized use or disclosure.

10.           Miscellaneous

10.1           Nothing contained in this Agreement will be construed as conferring by implication, estoppel, or otherwise, upon any party licensed hereunder, any license or other right under any patent except the licenses and rights expressly granted herein.

10.2           Licensee will conspicuously mark directly on each Licensed Product it manufactures or sells that the Licensed Product is covered by Licensor’s patent, including the numbers and other identifying information for which will be provided to Licensee.

10.3           All notices required by this Agreement will be in writing and sent by certified mail, return receipt requested, by hand or overnight courier, to the addresses set forth on the initial page, with copies to the Legal Contacts set forth in the Specific License Terms, unless either party will at any time by notice in writing designate a different address.  Notice will be effective three days after the date officially recorded as having been deposited in the mail or upon receipt by hand delivery or the next day by overnight courier.

10.4           Licensee shall not assign, convey, encumber, or otherwise dispose of any of its rights or obligations under this Agreement without the prior written consent of Licensor and any such purported assignment will be invalid.

10.5           No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

10.6           If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision will be deemed stricken or reduced to a legally enforceable construction, and all other terms and provisions will remain in full force and effect.

10.7           This Agreement represents the entire agreement of the parties replacing any earlier agreements concerning the same matters. It may only be modified by a subsequent writing signed by the parties hereto.

10.8           Each party is acting as an independent contractor and not as an agent of the other party.  Nothing contained in this Agreement will be construed to confer any authority upon either party to enter into any commitment or agreement binding upon the other party.

10.9           This Agreement, including its formation, all of the parties’ respective rights and duties in connection herewith and all disputes that might arise from or in connection with this Agreement or its subject matter, will be governed by and construed in accordance with the laws of the State of Florida, the United States of America, without giving effect to that State’s conflict of laws rules, and will be subject to the jurisdiction of courts located in Broward County, Florida, and their applicable courts of appeal, each party, including their principals and Guarantors, agreeing to such jurisdiction. However, at the discretion of the Licensor, any controversy, dispute or disagreement arising from this Agreement may be settled by arbitration in accordance with the International Rules of the American Arbitration Association. In such case, the decision of the arbitrator or arbitrators shall be binding and final, and may be entered as a judgment and enforced by any court having jurisdiction.  The prevailing party in any actions, whether in court or arbitration, shall be entitled to receive reimbursement for reasonable attorneys’ fees, court/arbitration costs, and disbursements incurred in connection with such controversy, dispute or disagreement.

10.10.           Licensee and its Guarantors shall establish an agent for process of service in the United States or such other jurisdiction as reasonably determined by Licensor, and shall provide current information of the name, address and telephone number of such agent to Licensor. Failure to maintain this agent for service of process, or to deliver current information to Licensor, shall be deemed a material breach of this Agreement.

[Signatures on following page]

In Witness Whereof, the parties have caused this Technology License Agreement, comprised of the Specific License Terms, the Standard Terms and Conditions, and all Exhibits, Addendums or Amendments hereto, to be executed by their duly authorized officers on the respective dates hereinafter set forth.

Cyclone Power Technologies, Inc.	Great Wall Alternative Power Systems, Ltd

By:/s/ Harry Schoell	By: /s/ Shan Zhao
Harry Schoell, CEO & Director	Shan Zhao
Chairman and as Guarantor

/s/ Robert Devine
Robert Devine
Managing Director and as Guarantor

/s/ Keith McDade
Keith McDade
VP Technology and Production and as Guarantor

EXHIBIT A
License Phases

This License is divided into two Phases, the Key Tasks of which are as follows:

KEY TASKS	PHASE I Development License	PHASE II Production License
Production Configuration Development	X
Materials Sourcing Analysis	X
Feedstock Analysis & Development	X
Product Costing Analysis	X
Market Research & Analysis	X
Complete prototype engine systems	X
Development and regular audit of IP protection procedures	X	X
GWT represents CPT in China to other potential licensees and partners, as the parties determine	X	X
Production		X
Sales & Marketing		X

PHASE I OBJECTIVES:

The objectives of Phase I are as follows:

•
To set up an appropriate legal structure for the program, including incorporating a dedicated company, registering patents, engaging appropriate legal counsel, and establishing the IP Protocols. These structures must be in place to CPT’s full satisfaction before CPT provides GWAPS with engine drawings.

•
The prototype development of the following engine systems in order to engineer a robust design for quality production configured engines that meet or exceed the performance characteristics of the US prototypes:

o	First, WHE, including the CPT Biomass-to-Power (CB2P) system, waste heat recovery, and/or solar thermal system; and then

o
the Mark V for the specific purpose of distributed electric power generation, as well as to identify and develop a cost-effective and reliable fuel source for the Mark V; this will initially focus on bio-fuel alternatives but it is assumed that any Mark V product will have multi-fuel capability (“Mk5P”, and together with the WHE, the “Engines”);

•	To determine the processes, procedures and standards that will be necessary for the production of consistently high quality products.

•	To determine the necessary materials and parts required for optimal production of the Engines, and whether these materials & parts can be reliably sourced either in China or via import.

•
To research fuel systems for the Engines and to determine the most feasible, reliable and economic fuel for the China market including selecting an appropriate fuel processing system and/or technology to employ. With respect to the Mk5P, this is specifically focused on bio-fuels (with the assumption that the final product will have potential for multi-fuel use).

•
To determine the most cost-effective production configuration for the Engines and to determine – through in-depth market research – whether that production configuration will be cost-effective for product launch onto the China market.

•
To determine a manufacturing strategy for the final product, i.e., fully in-house, partially outsourced, licensed etc. Such strategy will be fully discussed with CPT and subject to CPT’s reasonable satisfaction before entering into a Phase II License.

•	To determine a marketing, distribution and sales plan for the product.

•
To serve as CPT’s representative in China to perform diligence, attend meetings or conference call (when reasonable), and other reasonable tasks requested by CPT pertaining to business development in China.

•	Compile status reports and data to present to GWT and CPT for evaluation

The predominant objectives of Phase I are to verify the feasibility, reliability and cost of a Chinese production version of the Engines, and to develop a viable business model, as reasonably approved by CPT, for entering into Phase II of this license arrangement.

In addition to the parties themselves, the core audience for presentation (and evaluation) of the initial Phase I objectives would include:

•	Chinese government agencies that can potentially assist in marketing & distribution as well as financial sponsorship
•	Potential partners, distributors and clients
•	The Mandarin Oriental Hotel Group
•	Testing and certifying agents, etc., for technical review, evaluation as necessary
•	CPT will be involved and consulted with respect to all these presentations.

TRANSITION INTO PHASE II:

At the end of Phase I, GWAPS expects to be positioned to:

•	Produce reliable Engine systems powered by CPT engine technology that can be integrated into, and showcased by, the Mandarin Oriental Great Wall Resort.

•	Have a manufacturable and marketable product ready for volume production.

•	Have a reliable and localized supply base for the Engine components.

•
Have solid market-based ideas on additional prototype systems that can be spun off to generate more revenue streams for both GWAPS and CPT, however, as discussed above, these additional systems are not currently made part of the initial License.

•	Have established the foundation for the further development of:

o	Other applications based on the same engine profile, should such applications subsequently be added to the initial License ;

o
An engine powering a system greater than 1MW (the “C1M”) to integrate into the Great Wall Resort Project which is a primary objective of GWAPS’s overall business plan. This application will be included into the initial Phase II License; however, additional Development Fees will be paid to CPT in the instance that GWAPS chooses to develop a prototype C1M (see Standard Terms and Conditions of this Agreement).

The specific objectives of Phase II shall be discussed between the parties and added as an Addendum to this Agreement as such time that the parties reasonably agree that Phase I has been successfully completed. This Addendum shall also include Royalties payable to CPT, Minimum Guarantees, and other provisions discussed in the License Agreement.

EXHIBIT B
Intellectual Property Protocols

Prior to delivery of Engines designs and drawings, GWAPS shall establish appropriate intellectual property protocols (the “IP Protocols”), which shall be approved by CPT and shall be amended from time to time in accordance with the requirements of CPT and its legal counsel in China. Such IP Protocols shall include:

Employee Protection

•
Education: Licensee will train its workforce in IP protection, which will focus on concrete examples, such as the danger of discussing the business with friends outside the company. Licensee will reinforce this message regularly through training programs and written materials.

•	Each and every employee must sign nondisclosure and non-compete agreements, which shall be translated for CPT and delivered to CPT.

•	Employees will have access only to the information they need to perform their work. This includes implementing a comprehensive access control system:

o	Controlling access to company IT Network, databases and printed documents

o	Permitting only authorized persons to enter controlled areas and production facilities

o	Controlling access to all the critical recording and display devices and setting up a system to prevent any unauthorized changes

o	Protecting all the critical operating parameters such as temperatures and pressures

o	Detecting and preventing the unauthorized removal of valuable assets

o	Providing information to security officers to facilitate assessment and response

Suppliers, Contractors, Manufacturers and other Third Parties:

•	GWAPS will undertake an internal review to determine which components can and cannot be securely outsourced. GWAPS shall not outsource any components without the written consent of CPT.

•
GWAPS will strategically disburse outsourced components such that no vendor can assemble any part of the engine(s) on their own (unless required to properly facilitate parts manufacture and meet design intent i.e. pressed in bushings or piston rings)

•
CPT will provide GWAPS with a limited number of code-stamped parts/components, such parts not to be produced in China without CPT’s consent. The actual component list to be provided as part of the final licensing agreement.

•
Each party to whom GWAPS provides Confidential Information regarding the Licensed Technology shall sign an agreement providing for all the IP protections set forth in this License Agreement, including ownership of Improvements and legal jurisdiction. Such agreements shall be reviewed by CPT’s legal counsel in China, and final copies of such agreements shall be provided to CPT.

Patents:

In addition to the foregoing, GWAPS will assist CPT in the following Patent items:

•	A quick and thorough patent search and registration process.

•	GWAPS will report to CPT of any deficiencies in its Chinese patents and will work with CPT to remedy and expand its patent rights in China.

•
GWAPS will retain legal counsel reasonably approved by CPT  throughout the License process, and such counsel will, among other duties, police for any potential patent infringement  and report back to both parties

•	GWAPS will establish an Advisory relationship with the Ministry of Science & Technology’s IPR Center, and shall include CPT in discussions, correspondence and other arrangements with the Ministry.